Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		2/20/2018
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2017.
Net sales for the fourth quarter of 2017 were $301.3 million compared to $239.2 million during the fourth quarter of 2016. Unit volume, measured in copper pounds contained in the wire sold, increased 5.8%, and the average selling price per copper pound sold increased 22.8% in the fourth quarter of 2017 versus the same period in 2016. Sales prices increased primarily due to higher copper prices, which increased 30.1% versus the fourth quarter of 2016. Net income for the fourth quarter of 2017 was $28.5 million versus $11.4 million in the fourth quarter of 2016. Fully diluted net earnings per common share were $1.36 in the fourth quarter of 2017 versus $0.55 in the fourth quarter of 2016. The $1.36 fully diluted net earnings per common share in the fourth quarter of 2017 include $0.76 from core operations and $0.65 from the adjustment of deferred tax liabilities, offset by $0.05 associated with a special bonus of $1,000 paid to all employees of the Company except corporate officers.
Net sales for the year ended December 31, 2017 were $1.164 billion versus $940.8 million during the same period in 2016. Copper unit volume increased 5.6% in 2017 versus 2016, and was coupled with a 19.8% increase in the average selling price per copper pound sold in 2017 versus 2016. Sales prices increased primarily due to higher copper prices, which increased 25.4% in 2017 versus 2016. Net income for the year ended December 31, 2017 was $67.0 million versus $33.8 million for the same period in 2016. Fully diluted net earnings per common share were $3.21 for the year ended December 31, 2017 versus $1.63 for the same period in 2016. As delineated for the fourth quarter of 2017 above, the resulting fully diluted net earnings per common share for the year from core operations was $2.61 per share.
On a sequential quarter comparison, net sales for the fourth quarter of 2017 were $301.3 million versus $292.0 million during the third quarter of 2017. Copper unit volume decreased 1.7% on a sequential quarter comparison, in line with the fact that the fourth quarter is generally a slower quarter in the construction and building wire industries. The unit volume decrease was more than offset by the 5.7% increase in the average selling price of wire per copper pound sold. Net income for the fourth quarter of 2017 increased to $28.5 million versus $14.0 million in the third quarter of 2017. Fully diluted net income per common share was $1.36 in the fourth quarter of 2017 versus $0.67 in the third quarter of 2017.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer, said, “We are pleased to report a great fourth quarter and full year. Our unit sales were up in both copper and aluminum building wire for the year. One of the key metrics to our earnings is the spread between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper wire spread increased 9.9% in 2017 versus 2016, as the average price of copper purchased increased 25.4% in 2017 versus 2016, and the average selling price of wire sold increased 19.8%. We are also encouraged by the fact spreads improved during the fourth quarter of 2017 versus the third quarter of 2017. Copper spreads increased on this sequential quarterly comparison, climbing 2.7%.
In addition, as a result of the December Federal Tax Legislation changes, we recognized a $13.5 million decrease in our deferred tax liability, offset by the special bonus of $1,000 we gave to all our employees except corporate officers, resulting in a net one-time gain of $0.60 per share. The $2.61 in net earnings per common share from core operations is the second best year in our history and is a 60% increase over last year. The overall construction and building wire markets remain strong. Anecdotal information confirms our belief that there are still large commercial and industrial projects in the pipeline.

We continue to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $123.4 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the fourth quarter results on Wednesday, February 21, 2018, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-774-6070, and the passcode is 8977327#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 8977327#, until March 23, 2018. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term EBITDA is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2016 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2017	2016	2017	2016
Net Income	$28,488	$11,402	$67,017	$33,839
Income Tax Expense	(5,762)	5,543	12,859	16,975
Interest Expense	60	59	237	235
Depreciation and Amortization	4,071	3,803	15,684	16,811
EBITDA	$26,857	$20,807	$95,797	$67,860

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current Assets
Cash	$123,362	$95,753
Receivables, net	228,885	184,876
Inventories	92,365	93,274
Prepaid Expenses and Other	2,372	2,479
Total Current Assets	446,984	376,382
Property, Plant and Equipment, net	286,798	281,389
Other Assets	193	193
Total Assets	$733,975	$657,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$36,330	$18,577
Accrued Liabilities and Other	35,301	32,305
Total Current Liabilities	71,631	50,882
Long Term Liabilities
Non-Current Deferred Income Taxes	20,999	33,973
Total Long Term Liabilities	20,999	33,973
Total Liabilities	92,630	84,855
Stockholders’ Equity
Common Stock	269	268
Additional Paid in Capital	58,192	55,311
Treasury Stock	(91,056)	(91,056)
Retained Earnings	673,940	608,586
Total Stockholders’ Equity	641,345	573,109
Total Liabilities and Stockholders’ Equity	$733,975	$657,964

Encore Wire Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	(unaudited)				(unaudited)

Net sales	$301,292	100.0%	$239,247	100.0%	$1,164,248	100.0%	$940,790	100.0%
Cost of sales	259,281	86.1%	205,721	86.0%	1,008,073	86.6%	820,673	87.2%
Gross profit	42,011	13.9%	33,526	14.0%	156,175	13.4%	120,117	12.8%

Selling, general and administrative expenses	19,528	6.5%	16,595	6.9%	76,726	6.6%	69,351	7.4%
Operating income	22,483	7.4%	16,931	7.1%	79,449	6.8%	50,766	5.4%

Net interest & other income	243	0.1%	14	—%	427	—%	48	—%
Income before income taxes	22,726	7.5%	16,945	7.1%	79,876	6.8%	50,814	5.4%

Provision for income taxes	(5,762)	(1.9)%	5,543	2.3%	12,859	1.1%	16,975	1.8%
Net Income	$28,488	9.5%	$11,402	4.8%	$67,017	5.8%	$33,839	3.6%

Basic earnings per share	$1.37		$0.55		$3.23		$1.63
Diluted earnings per share	$1.36		$0.55		$3.21		$1.63
Weighted average number of common and common equivalent shares outstanding:
Basic	20,814		20,728		20,767		20,704
Diluted	20,876		20,804		20,847		20,773
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08

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